Filed Pursuant to Rule 424(b)(5)
Registration No. 333-291258

Amendment No. 1 dated September 22, 2026

To Prospectus Supplement dated September 17, 2026

(To Prospectus dated November 24, 2025)

2,187,500 Shares of Class A Common Stock

This Amendment No. 1 to Prospectus Supplement (this “Amendment”) amends the prospectus supplement of Host Digital Inc. (the “Company”), dated September 17, 2026 (the “Prospectus Supplement”), relating to the offering of 2,187,500 shares of the Company’s Class A common stock. This Amendment should be read in conjunction with the Prospectus Supplement and the accompanying prospectus dated November 24, 2025 (the “Prospectus”), and is qualified by reference thereto, except to the extent that the information herein amends or supersedes the information contained in the Prospectus Supplement or the Prospectus. This Amendment is not complete without, and may only be delivered or utilized in connection with, the Prospectus Supplement and the Prospectus.

This Amendment is being filed solely to correct the name of one of the underwriters identified in the Prospectus Supplement. The Prospectus Supplement inadvertently identified Muriel Siebert & Co., LLC as “Siebert Williams Shank & Co., LLC.” Accordingly, each reference in the Prospectus Supplement to “Siebert Williams Shank & Co., LLC” as an underwriter in the offering is hereby replaced with “Muriel Siebert & Co., LLC.”

Except as expressly set forth herein, this Amendment does not amend, update or otherwise modify the Prospectus Supplement or the Prospectus.

Investing in our securities involves a high degree of risk. Before making an investment decision, please read the information under “Risk Factors” beginning on page S-5 of the Prospectus Supplement and under similar headings in any amendment or supplement to this prospectus supplement or the Prospectus or in any filing with the Securities and Exchange Commission that is incorporated by reference herein.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Lead Book-Running Manager

Cantor

Joint Book-Running Managers

Siebert	A.G.P.	Clear Street

The date of this Amendment No. 1 is September 22, 2026.